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                                                       EXHIBIT 21


                UNIVIEW TECHNOLOGIES CORPORATION
                  SUBSIDIARIES OF THE COMPANY


Name                                         State of Incorporation

uniView Technologies Advanced Systems Group, Inc.      Texas

uniView Technologies Products Group, Inc.              Texas

Video Management, Inc.                                 Texas
     Network America, Inc.                             Oklahoma

Corporate Network Solutions, L.C.                      Texas

Curtis Mathes Corporation                              Delaware

uniView Xpressway Corporation                          Texas

Warranty Repair Corporation                            Texas

uniView Network America Corp.                          Texas

FFL Corporation                                        Texas
     Systematic Electronics Corp.                      Texas